Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	EAGLE BANCORP, INC.
Ronald D. Paul
301.986.1800

October 7, 2014

EAGLE BANCORP ANNOUNCES RECEIPT OF REGULATORY APPROVALS

Bethesda, MD.  Eagle Bancorp, Inc. (“Eagle”) today announced that it had received the final bank regulatory approval required for consummation of the merger of Virginia Heritage Bank (“Virginia Heritage”) with and into EagleBank, Eagle’s wholly owned subsidiary bank, pursuant to the Agreement and Plan of Reorganization among Eagle, EagleBank and Virginia Heritage dated as of June 9, 2014 (the “Agreement”), from the Maryland Commissioner of Financial Regulation.  Eagle had received regulatory approval of the Merger from the Federal Reserve Bank of Richmond on August 8, 2014 and from the Virginia State Corporation Commission on September 24, 2014.

Subject to the approval of Virginia Heritage’s shareholders of the Agreement and the satisfaction of other customary closing conditions, the Merger is expected to be completed on October 31, 2014.

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen full service branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Eagle’s operations and policies and regarding general economic conditions.  These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between EagleBank and Virginia Heritage and (ii) Eagle’s and Virginia Heritage’s plans, obligations, expectations and intentions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the respective managements of Eagle and Virginia Heritage as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the parties’ market, and their impact on the operations and assets of the parties, interest rates and interest rate policy, competitive factors, judgments about the ability of the parties to successfully consummate the merger and to integrate the operations of the two companies, the expected growth opportunities or cost savings resulting from the merger, which may not be fully realized or take longer than expected to realize; the ability of the two companies to avoid customer dislocation or runoff, and employee attrition, during the period leading up to and following the merger, the timing of and any conditions to required regulatory approvals, the demand for and pricing of subordinated debt or other securities, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory and shareholder approvals; the ability to complete the merger as expected and within the expected timeframe; and the possibility that one or more of the conditions to the completion of the merger may not be satisfied.  Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on such forward-looking statements.  Past results are not necessarily indicative of future performance.  Eagle and Virginia Heritage assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Eagle has filed with the SEC, a registration statement on Form S-4 which includes a prospectus regarding the shares of Eagle common stock to be issued in the Merger, and a proxy statement for the meeting of Virginia Heritage shareholders at which approval of the Agreement will be voted upon.  The combined proxy statement/prospectus has been mailed to the shareholders of Virginia Heritage. Investors and security holders of Eagle and Virginia Heritage are urged to read the proxy statement/prospectus, the documents incorporated by reference in the proxy statement/prospectus, the other documents filed with the SEC and the other relevant materials regarding the Merger, because they contain important information about Eagle, Virginia Heritage, the merger and the transactions contemplated by the Merger. Investors may obtain these documents free of charge at the SEC’s web site (http://www.sec.gov).  In addition, documents filed with the SEC by Eagle are available free of charge from Eagle’s Investor Relations at (301) 986-1800, or on Eagle’s website at www.eaglebankcorp.com under the tab “Investor Relations” and then under the heading “SEC Filings.”  Certain information regarding Virginia Heritage may also be found on Virginia Heritage’s website at www.vhbank.com.

Eagle, Virginia Heritage and their respective directors, executive officers, and certain other members of management and employees of Eagle, EagleBank and Virginia Heritage may be deemed to be participants in the solicitation of proxies from shareholders of Virginia Heritage in connection with the proposed Merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the combined proxy statement/prospectus relating to the Merger and the other relevant documents filed with the SEC when they become available. Information about the directors and executive officers of Eagle is also set forth in Eagle’s proxy statement for its 2014 annual meeting of shareholders filed with the SEC.

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